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                                                            EXHIBIT 99.B5(f)(ii)

                             SUB-ADVISORY CONTRACT

                       Asset Allocation Master Portfolio

                            MASTER INVESTMENT TRUST
                               111 Center Street
                          Little Rock, Arkansas  72201

                                                                  March 12, 1996

BZW BARCLAYS GLOBAL
  FUND ADVISORS
345 Montgomery Street
San Francisco, California  94163

Dear Sirs:

         This will confirm the agreement by and among Wells Fargo Bank, N.A. (the "Adviser"), Master Investment Trust (the "Trust"), on behalf of the Asset Allocation Master Portfolio, and BZW Barclays Global Fund Advisors (the "Sub-Adviser") as follows:

         1. The Trust is a registered open-end management investment company currently consisting of eight investment portfolios, but which may from time to time consist of a greater or lesser number of investment portfolios (the "Master Portfolios"). The Asset Allocation Master Portfolio is one of the eight Master Portfolios. The Trust proposes to engage in the business of investing and reinvesting the assets of the Master Portfolio in the manner and in accordance with the investment objective and restrictions specified in the Trust's Registration Statement, as amended from time to time (the "Registration Statement"), filed by the Trust under the Investment Company Act of 1940 (the "Act"). Copies of the Registration Statement have been furnished to the Adviser. Any amendments to the Registration Statement shall be furnished to the Adviser promptly.

         2. The Trust has engaged the Adviser to manage the investing and reinvesting of the Master Portfolio's assets and to provide the advisory services specified elsewhere in the Investment Advisory Contract between the Trust and the Adviser, dated as of the date hereof, subject to the overall supervision of the Board of Trustees of the Trust. Pursuant to an Administration Agreement between the Trust, on behalf of the Master Portfolio, and an administrator (the "Administrator"), the Trust has engaged the Administrator to provide the administrative services specified therein.

         3.      (a)      The Adviser hereby employs the Sub-Adviser to perform
for the Master Portfolio certain advisory services and the Sub-Adviser hereby accepts such employment. The Adviser shall retain the authority to establish and modify, from time to time, the investment strategies and approaches followed by the Sub-Adviser, subject, in all respects, to the supervision and direction of the Trust's Board of Trustees and subject to compliance with the investment objective, policies and restrictions set forth in the Registration Statement.

                 (b) Subject to the overall supervision and control of the Adviser and the Trust, the Sub-Adviser shall be responsible for investing and reinvesting the Master Portfolio's assets in a manner consistent with the investment strategies and approaches referenced in subparagraph (a),
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above.  In this regard, the Sub-Adviser, in accordance with the investment objective, policies and restrictions set forth in the Registration Statement, shall be responsible for implementing and monitoring the performance of the investment model employed with respect to the Master Portfolio and shall furnish to the Adviser periodic reports on the investment activity and performance of the Master Portfolio. The Sub-Adviser shall also furnish such additional reports and information as the Adviser and the Trust's Board of Trustees and officers shall reasonably request.

                 (c) The Sub-Adviser shall, at its expense, employ or associate with itself such persons as the Sub- Adviser believes appropriate to assist it in performing its obligations under this contract.

         4. The Adviser shall be responsible for the fees paid to the Sub-Adviser for its services thereunder. The Sub-Adviser agrees that it shall have no claim against the Trust or the Master Portfolio respecting compensation under this contract. In consideration of the services to be rendered by the Sub-Adviser under this contract, the Adviser shall pay the Sub-Adviser a fee on the first business day of each calendar month, at the annual rate of 0.20% of the average daily value (as determined on each day that such value is determined for the Master Portfolio at the time set forth in the Registration Statement for determining net asset value per share) of the Master Portfolio's net assets during the preceding month. If the fee payable to the Sub-Adviser pursuant to this Paragraph 4 begins to accrue on a day after the first day of any month or if this contract terminates before the end of any month, the fee for the period from the effective date to the end of the month or from the beginning of that month to the termination date, shall be prorated according to the proportion that such period bears to the full month in which the effectiveness or termination occurs. For purposes of calculating the monthly fee, the value of the Master Portfolio's net assets shall be computed in the manner specified in the Registration Statement and the Trust's Declaration of Trust for the computation of the value of the Master Portfolio's net assets in connection with the determination of the net asset value of Master Portfolio shares.

         5. The Sub-Adviser shall give the Trust the benefit of the Sub-Adviser's best judgment and efforts in rendering services under this contract. As consideration and as an inducement to the Sub-Adviser's undertaking to render these services, the Trust and the Adviser agree that the Sub-Adviser shall not be liable under this contract for any mistake in judgment or in any other event whatsoever except for lack of good faith, provided that nothing in this contract shall be deemed to protect or purport to protect the Sub-Adviser against any liability to the Adviser, the Trust or its shareholders to which the Sub-Adviser would otherwise be subject by reason of willful misfeasance, bad faith or gross negligence in the performance of the Sub-Adviser's duties under this contract or by reason of reckless disregard of its obligations and duties thereunder.

         6. This contract shall become effective as of its execution date and shall thereafter continue in effect, provided that this contract shall continue in effect for a period of more than two years from the date hereof only so long as the continuance is specifically approved at least annually (a) by the vote of a majority of the Master Portfolio's outstanding voting securities (as defined in the Act) or by the Trust's Board of Trustees and (b) by the vote, cast in person at a meeting called specifically for the purpose of continuing this Sub-Advisory Contract, of a majority of the Trust's Trustees who are not parties to this contract or "interested persons" (as defined in the Act) of any such party. This contract may be terminated, upon 60 days' written notice to the Sub-Adviser, by the Trust, without the payment of any penalty, by a vote of a majority of the Master Portfolio's outstanding voting securities (as defined in the Act) or by a vote of a majority of the Trust's entire Board of Trustees. The Sub-Adviser may terminate this contract on 60 days' written notice to the Trust. This contract shall terminate automatically in the event of its assignment (as defined in the Act).





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         7.      Except to the extent necessary to perform the Sub-Adviser's obligations under this contract, nothing herein shall be deemed to limit or restrict the right of the Sub-Adviser, or any affiliate of the Sub-Adviser, or any employee of the Sub-Adviser, to engage in any other business or to devote time and attention to the management or other aspects of any other business, whether of a similar or dissimilar nature, or to render services of any kind to any other corporation, firm, individual or association.


         8. Pursuant to Article V of the Trust's Declaration of Trust, no Trustee, officer, employee or agent of the Trust shall be subject to any personal liability whatsoever, in his or her official or individual capacity to any person, other than to the Trust or its Holders, in connection with Trust property or the affairs of the Trust, save only that arising from his or her bad faith, willful misfeasance, gross negligence or reckless disregard of his or her duty to such person; and all such persons shall look solely to the Trust property (which may include any applicable insurance) for satisfaction of claims of any nature against a Trustee, officer, employee or agent of the Trust arising in connection with the affairs of the Trust. Each Holder shall be jointly and severally liable (with rights of contribution inter se in proportion to their respective Interests in the Trust) for the liabilities and obligations of the Trust in the event that the Trust fails to satisfy such liabilities and obligations; provided, however, that, to the extent assets are available in the Trust, the Trust shall indemnify and hold each Holder harmless from and against any claim or liability to which such Holder may become subject by reason of his or her being or having been a Holder to the extent that such claim or liability imposes on the Holder an obligation or liability, which, when compared to the obligations and liabilities imposed on other Holders, is greater than his or her interest (proportionate share), and shall reimburse such Holder for all legal and other expenses reasonably incurred by him or her in connection with any such claim or liability. The rights accruing to a Holder under Section 5.1 of the Trust's Declaration of Trust shall not exclude any other right to which such Holder may be lawfully entitled, nor shall anything herein contained restrict the right of the Trust to indemnify or reimburse a Holder in any appropriate situation even though not specifically provided herein. Notwithstanding the indemnification procedure described above, it is intended that each Holder shall remain jointly and severally liable to the creditors as a legal matter.

         In addition, no Trustee, officer, employee or agent of the Trust shall be liable to the Trust, Holders, or to any Trustee, officer, employee, or agent thereof for any action or failure to act (including, without limitation, the failure to compel in any way any former or acting Trustee to redress any breach of trust) except for his or her own bad faith, willful misfeasance, gross negligence or reckless disregard of his or her duties.

         9. This contract shall be governed by and construed in accordance with the laws of the State of California.





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         If  the foregoing correctly sets forth the agreement between the
Trust, the Adviser and the Sub-Adviser, please so indicate by signing and returning to the Trust the enclosed copy hereof.

                                        Very truly yours,

                                        BZW BARCLAYS GLOBAL FUND ADVISORS

                                        By:      /s/ DONALD LUSKIN
                                                -----------------------------

                                        Name:    Donald Luskin
                                                -----------------------------

                                        Title:   Vice Chairman
                                                -----------------------------


                                        By:      /s/ VIN BENCIVENGA
                                                -----------------------------

                                        Name:    Vin Bencivenga
                                                -----------------------------

                                        Title:   Chief Fiduciary Officer
                                                -----------------------------

ACCEPTED as of the date
set forth above:

MASTER INVESTMENT TRUST
on behalf of Asset Allocation
Master Portfolio

By:      /s/ RICHARD H. BLANK, JR.
        -----------------------------

Name:    Richard H. Blank, Jr.
        -----------------------------

Title:   Chief Operating Officer
        -----------------------------


WELLS FARGO BANK, N.A.

By:       /s/ ELIZABETH A. GOTTFRIED
        -----------------------------

Name:    Elizabeth A. Gottfried
        -----------------------------

Title:   Vice President
        -----------------------------




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